1ST DAY OF MAY 2014

GUTTERIDGE LIMITED – COVENANTOR

AND

WIDEPOINT GLOBAL SOLUTIONS INC. – PURCHASER

DEED OF INDEMNITY

Amorys,

Solicitors,

Suite 10, The Mall,

Beacon Court,

Sandyford,

Dublin, 18

EXECUTION VERSION 1ST MAY 2014

Deed of Indemnity

THIS DEED OF INDEMNITY is made on the 1st day of May 2014

BETWEEN:

1.	The entity whose names and addresses is set out in SCHEDULE 1 (the “Covenantor”

2.	Widepoint Global Solutions, Inc having its registered office at 7926 Jones Branch Drive, Suite 520 McClean, Virginia 22102, USA (the “Purchaser”).

AND

3.	The companies described in SCHEDULE 2 (collectively the “Company”).

WHEREAS:-

The Deed is entered into pursuant to the provisions of the Agreement for the Sale and Purchase of the Shares of the Company of even date made between the Vendor (as therein defined) and the Purchaser (hereinafter called “the Agreement”).

NOW IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

In this Deed:-

1.1.	save as herein otherwise expressly stated to the contrary all words and expressions defined in the Agreement shall have the same meaning in this Deed and any provisions in the Agreement concerning matters of construction or interpretation shall also apply in this Deed;

1.2.	“Claim for Taxation” means any claim, notice, demand, assessment, letter or other document made or issued or any action taken or omission made by or on behalf of the Revenue Commissioners or any revenue or fiscal authorities, customs and excise authorities or any other statutory or governmental authority, agency, body or official whatsoever in any part of the world whereby the Company is or may be placed or sought to be placed under a Liability to Taxation (whether or not it is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement);

1.3.	“Company” means each of the companies described in SCHEDULE 2;

1.4.	“Covenantor’s Group” means the Covenantor or any subsidiary or holding company of the Covenantor, (as defined in s.155 CA,1963);

1.5.	“Liability to Taxation” means any liability whatsoever to make a payment of or in respect of Taxation, or:-

1.5.1.	the loss, cancellation, non-availability, reduction, counteracting or clawing back of or failure to obtain any Relief which would otherwise have been available to the Company at Completion;

1.5.2.	the nullifying, cancellation, set-off or reduction of a right to repayment of Taxation which would otherwise have been available to the Company at Completion; and

1.5.3.	the setting off against income profits or gains that were earned accrued or received on or before Completion, or against any liability to make a payment of or in respect of Taxation, of any Relief which was not available at Completion, but which arises in respect of any event occurring after Completing, in circumstances where, but for such setting off, the Company would have had an actual liability to make a payment of or in respect of Taxation and the Purchaser would have been able to make a claim against the Covenantor under this Deed.

For the purpose of this Clause the amount of any Liability to Taxation shall be deemed to be equal to:-

1.5.3.1.	In the case of a liability to make a payment of or in respect of Taxation, the amount of the Taxation.

1.5.3.2.	In the case of a Liability to Taxation falling within sub-Clauses 1.5.1. and 1.5.2. the amount of Taxation which would have or has been saved by availing of the Relief so lost, cancelled, not available, reduced, counteracted, clawed back or used with such saving to be calculated applying the rate of Taxation applicable at the date of Completion.

1.5.3.3.	In the case of Liability to Taxation within sub-Clause 1.5.2. the amount of repayment which would otherwise have been obtained but for the nullifying, cancellation, set off or reduction. The Liability to Taxation falling due on the date on which the resulting repayment would have been received, or where such repayment was dependent upon the making of an application or the satisfaction of some other condition, the earliest date upon which such application could have been made or such condition satisfied.

1.6.	“Relief” means any relief, allowance, exemption, credit, deduction or set-off of whatsoever nature to the Company;

1.6.1.	in computing any Liability to Taxation or any credit against Taxation; or

1.6.2.	in computing or against any profit, income, gain or receipt of whatsoever nature howsoever arising.

1.7.	“Representative” means Darren Daly of ByrneWallace Solicitors or such other person or firm as may from time to time be notified in writing by the Covenantor (or the majority of them) to the Company.

1.8.	“Taxation” or “Tax” means all forms of taxation, duties, imposts, levies, withholding, rates and charges of whatsoever nature whether of Ireland or elsewhere in any part of the world wherever or whenever created or imposed including, without prejudice to the generality of the foregoing, income tax, corporation tax, capital gains tax, dividend withholding tax, gift tax, inheritance tax, deposit interest retention tax, value added tax, PAYE, subcontractors tax, sales tax, customs and other import and export duties, excise duties, capital duty, property tax, rates, pay-related social insurance or other similar contributions and generally all taxes, duties, imposts, withholdings, levies, rates and charges whatsoever on or in relation to income, profits, gains, sales, receipts, use or occupation and any taxes, duties, imposts, withholdings, levies, rates and charges supplementing or replacing any of the foregoing and any interest charges, surcharges, fines, penalties, costs and expenses in connection with any of the foregoing.

2.	INDEMNITIES

2.1.	Covenantor’s Indemnity

Subject to Clause 3 hereof and in consideration of the Purchase Consideration payable to the Vendor under the Agreement the Covenantor hereby covenants with and undertakes to the Purchaser to indemnify and keep indemnified the Purchaser from and against:-

2.1.1.	any Liability to Taxation arising wholly or partly by reference to or in connection with any Claim for Taxation or any Liability to Taxation in respect of, by reference to or in consequence of:-

2.1.1.1.	any act, omission, event or transaction or series of transactions wholly or partly occurring or entered into on or before the date of this Deed; or

2.1.1.2.	any income, profit, gain or receipt earned, accrued or received or deemed to have been earned, accrued or received on or before the date of this Deed; or

2.1.1.3.	any dividend or distribution paid or made or deemed to have been paid or made on or before the date of this Deed;

2.1.1.4	any settlement of any Claim for Taxation in respect of, by reference to or in consequence of, any of the matters referred to in Clause 2.1.1; and

2.1.1.5	all reasonable costs and expenses properly incurred in relation to any demands, actions, proceedings and claims in respect of any Liability to Taxation or Claim for Taxation in respect of any of the matters referred to in Clause 2.1.1.

2.2.	Purchaser’s Indemnity

The Purchaser hereby covenants with the Covenantor to pay the Covenantor an amount equivalent to any Taxation which any member of the Covenantor’s Group becomes liable to pay as a result of any transaction involving the Company after Completion, except any transaction completed after Completion pursuant to a legally binding obligation or arrangement entered into by the Company on or before Completion.

3.	EXCLUSIONS

The indemnities contained in Clause 2 hereof shall not apply to any Liability to Taxation or Claim for Taxation to the extent that:-

3.1.	specific provision or reserve has been made in the Accounts in respect of such Liability to Taxation or Claim for Taxation or was specifically referred to in the notes thereto;

3.2.	such Liability to Taxation or Claim for Taxation arises or is increased as a result only of any increase in rates of Taxation made after the date of this Deed with retrospective effect;

3.3.	such Liability to Taxation or Claim for Taxation would not have arisen but for a voluntary act or transaction carried out by the Purchaser or the Company without the consent of the Representative and which the Purchaser or the Company outside the normal course of business was (or ought to have been) aware could give rise to such Liability to Taxation;

3.4.	the loss occasioned has been recovered pursuant to any claim under the Warranties;

3.5.	it corresponds to an increase in the value of the assets of any other Company, resulting from a reduction in its Liability to Taxation (except insofar as the increase is attributable to any decrease in rates of Taxation, or variation in the method of application or calculation of the rate of Taxation, made after the date of the Agreement);

3.6.	such Liability to Taxation or Claim for Taxation arises from a matter fully and fairly disclosed in the Disclosure Letter.

4.	COVENANTOR PROTECTION PROVISIONS

4.1.	The liability of the Covenantor under this Deed of Indemnity shall cease on the expiration of five years from the date hereof, save as regards an alleged liability under this Deed of which notice in writing (containing details of the event or circumstance giving rise to the liability, and an estimate (where available) of the amount of liability which may result) has been given to the Covenantor prior to that date.

4.2.	The total liability of the Covenantor under this Deed of Indemnity, and any liability of the Covenantor for any warranty in the Agreement that relates to Tax, shall not in aggregate, in any event exceed the total amount of the Purchase Consideration under the Agreement as paid by the Purchaser as at the date of the relevant claim under this Deed of Indemnity or the Agreement.

4.3.	Where there is a Claim For Taxation, the Purchaser and the Company shall in addition to any other requirement under this Deed of Indemnity;

4.3.1.	fully and promptly notify the Covenantor of the applicable Claim For Taxation;

4.3.2.	take all reasonable steps to mitigate any loss or liability in respect of any such Claim For Tax.

4.4.	Except in the case of fraud or wilful misconduct, the Covenantor shall have no liability under this Deed of Indemnity unless, the Purchaser or the Company having given notice of a claim as required by Clause 4.1, the Purchaser and/or the Company serve proceedings on the Covenantor in respect of such claim within 6 months of the date of such notice; or if later, in the case of a contingent liability, six (6) months of that contingent liability becoming actual or in either case, such longer period as the Covenantor may agree in writing.

5.	PAYMENT

5.1.	The Covenantor further covenants with and undertakes to the Purchaser to indemnify and keep indemnified the Purchaser in respect of any and all Liability to Taxation on, or in respect of, any sums paid pursuant to Clause 2 hereof or otherwise, so that the amount so payable shall be grossed up by such amount as will ensure that after payment of any Taxation on or in respect of such amount there shall be left a sum equal to the Liability to Taxation that would otherwise be payable were the payment not subject to Taxation.

5.2.	All sums payable by the Covenantor to the Purchaser under this Deed shall be paid free and clear of all deductions and withholdings and free and clear of any set-off or counter claim provided, however, that if any deduction or withholding is required by law, the Covenantor shall pay to the relevant party hereto such additional amount as shall be required to ensure that the net amount received by such party shall equal the full amount which that party would have been entitled to receive if no such deduction or withholding had been made and further provided that such a sum has not been recovered under sub-Clause 5.1 above.

5.3.	Any payments made by the Covenantor hereunder shall constitute a repayment and a reduction of the consideration payable for the Shares under the Agreement.

5.4.	The Covenantor shall pay the Purchaser any payment due hereunder within 21 days of the determination of the amount therefore pursuant to the provisions of this Deed whether or not any payment shall be been made to the Revenue Commissioners or other fiscal authority.

6.	CONDUCT OF CLAIMS AND APPEALS

6.1.	The Company shall notify the Representative in writing of any Claim for Taxation which comes to its notice, from which it appears that the Covenantor is, or may become, liable to indemnify the Purchaser under this Deed. Where a time limit for appeal applies to the Claim for Taxation, the notification shall be given as soon as reasonably possible after the date on which the Claim for Taxation comes to the notice of the Company or the Purchaser, but, where no limit applies or the period to which the limit relates has not commenced, the notification shall be given within 15 Business Days of that date.

6.2.	The Company shall ensure that a Claim for Taxation to which Clause 6.1 applies, is, so far as reasonably practicable, dealt with separately from claims to which it does not apply and that no Liability to Taxation arising from the Claim for Taxation is accepted or discharged prematurely, and for this purpose any payment made by the Company to avoid incurring interest or any penalty in respect of unpaid taxation shall be deemed not to be made prematurely.

6.3.	Subject to Clause 6.6, the Company may, at its discretion, at the request in writing of the Representative, permit the Covenantor to dispute on behalf of the Company any Claim for Taxation falling within Clause 6.1 and may render or cause to be rendered to the Covenantor at the expense of the Covenantor all such assistance as the Covenantor may reasonably require in disputing any Claim for Taxation

6.4.	Subject to Clause 6.5 the Representative shall be entitled on behalf of the Company to instruct such solicitors or other professional advisors as the Representative may nominate to act on behalf of the Covenantor or the Company to the intent that the conduct and costs and expenses of the dispute shall be delegated entirely to and be borne solely by the Covenantor.

6.5.	In connection with the conduct of any dispute relating to a Claim for Taxation (to which Clause 6.1 applies):-

6.5.1.	the Covenantor shall procure that the Representative shall consult with and keep the Company fully informed of all relevant matters at all times and that the Representative shall promptly forward or procure to be forwarded to the Company copies of all correspondence and other written communications pertaining to it;

6.5.2.	the appointment of solicitors or other professional advisors shall be subject to the approval of the Company which approval shall not be unreasonably withheld or delayed;

6.5.3.	the Covenantor shall make no settlement or compromise of the dispute or agree any matter in its conduct which is likely to affect the amount of the resulting Liability to Taxation or the future Liability to Taxation of the Company without the prior approval of the Company;

6.5.4.	all correspondence and communication between the Covenantor and the Revenue Commissioners or any other relevant fiscal authority shall be subject to the prior approval in writing of the Purchaser;

6.5.5.	if any dispute arises between the Purchaser and/or Company and the Representative as to whether any Claim for Taxation should at any time be settled in full or contested in whole or in part the dispute shall be referred to the determination of a Senior Counsel appointed by agreement between the Company and the Representative (or if they do not agree, upon the application by either party, by the President for the time being of the Law Society of Ireland). The determination of such Counsel shall be final and binding upon the parties. The Counsel shall be asked to advise whether, in his opinion, an appeal against the Claim for Taxation would, on the balance of probabilities be likely to succeed and as to how the costs of the dispute between the Representative and the Company shall be allocated between the Covenantor and the Purchaser and/or the Company. Only if his opinion is in the affirmative shall an appeal be made and that Claim for Taxation not settled. Any further dispute arising between the Covenantor and the Purchaser and/or the Company as to whether any further appeal shall be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner. The foregoing provisions shall apply mutatis mutandis as regards any Claim for Taxation relating to the UK and or Dutch subsidiary companies.

6.6.	The Covenantor shall, at the request of the Purchaser, provide to the reasonable satisfaction of the Purchaser security or indemnities, or both, in respect of the costs and expenses of disputing any Claim for Taxation.

6.7.	The Purchaser and/or Company shall not be subject to any claim by, or liability to, any of the Covenantor on the ground that it has not complied with the foregoing provisions of this Clause if it has bona fide acted in accordance with the instructions or approval of the Representative.

6.8.	The Company shall permit the Covenantor and their advisors to have reasonable access to its records and the reasonable assistance of its employees, to enable the Covenantor to carry on the conduct of disputing Claims for Taxation in accordance with the foregoing provisions of this Clause.

6.9.	The Covenantor shall enter into a confidentiality and non-disclosure agreement with the Purchaser on such terms as are acceptable to the Purchaser prior to taking any permitted steps in relation to any Claim for Taxation.

7.	BINDING ON SUCCESSORS

This Deed shall be binding upon and inure to the benefit of the respective parties hereto and their respective personal representatives, successors and permitted assigns.

8.	WAIVER, RELEASE AND REMEDIES

8.1.	A waiver by the Purchaser or the Company (as the case may be) of any breach by any party hereto of any of the terms provisions or conditions of this Deed or the acquiescence of the Purchaser or the Company (as the case may be) in any act (whether commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term, provision or condition or an acquiescence to any subsequent act contrary thereto.

8.2.	Any remedy or right conferred upon the Purchaser for breach of this Deed shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to the Agreement or provided for by law.

8.3.	No failure or delay by the Purchaser or the Company in exercising any claim, remedy, right, power or privilege under this Deed shall operate as a waiver nor shall a single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege.

8.4.	Any liability of any party hereto to the Purchaser under the provisions of this Deed may in whole or in part be released, varied, postponed, compounded or compromised by the Purchaser in its absolute discretion as regards any other party under such liability without in any way prejudicing or affecting its rights against any other party hereto under the same or a like liability. Should any provision of this Deed transpire not to be enforceable against any of the parties hereto, such non-enforceability shall not render such provision unenforceable against any other party hereto.

9.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original and all such counterparts together constituting but one and the same instrument.

10.	ASSIGNMENT

This Deed shall not be assignable in whole or in part by the Covenantor but the Purchaser shall be entitled to assign and transfer all or any of its rights and obligations hereunder and such assignee or transferee shall be entitled to enforce the same against the Covenantor or any of them as if it were named in this Deed as the Purchaser.

11.	NOTICES

11.1.	All notices or other communication whether required or permitted to be given hereunder shall be given in writing and shall be either personally delivered to the addressee or sent by internationally recognised overnight courier service. Any party hereto may notify all the other parties hereto in writing of a change of address. If a notice is delivered personally, such communication shall be deemed to have been delivered upon actual receipt; and if sent by overnight courier, such communication shall be deemed to have been received upon receipt.

11.2.	For all purposes of this Deed, a notice served on the Representative shall be deemed to be service on the Covenantor.

12.	VARIATION

No variation of this Deed shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

13.	SEVERABILITY

Each of the provisions of this Deed is separate and severable and enforceable accordingly and if at any time any provision is adjudged by any court of competent jurisdiction to be void or unenforceable the validity, legality and enforceability of the remaining provisions hereof or of that provision in any other jurisdiction shall not in any way be affected or impaired thereby.

14.	GOVERNING LAW AND JURISDICTION

This Deed shall be governed by and construed in accordance with the laws of Ireland. Each of the parties hereto hereby agrees for the benefit of the Purchaser and the Company and without prejudice to the right of the Purchaser and the Company to take proceedings in relation hereto before any other court of competent jurisdiction, that the courts of Ireland shall have jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and for such purposes irrevocably submits to the jurisdiction of such courts.

IN WITNESS whereof this Deed has been duly executed on the date shown at the beginning of this Deed.

SCHEDULE 1

the covenantor

Gutteridge Limited, having its registered offices at Soft-Ex House, South County Business Park, Leopardstown, Dublin 18.

SCHEDULE 2

THE COMPANY

Name of	Jurisdiction of	Company	Registered Office
Company	Registration	Reg. No.

1. Soft-Ex Communications
Ltd.	Ireland	142179	Soft-ex House, South County Business Park, Foxrock, Dublin 18

2. Tambrake Ltd	Ireland	256263	Softech Telecom, South County Business Park, Foxrock, Dublin 18

3. Soft-Ex UK	UK	03025671	3B Juno House, Calleva Park, Aldermaston, Berkshire, RG7 8RA

4. Soft-Ex BV	Holland	24305006	Stoomloggerweg 4D Vlaardingen, Netherland

PRESENT when the common seal of
GUTTERIDGE LIMITED
was affixed hereto:-

Director

Director/Secretary

WIDEPOINT GLOBAL SOLUTIONS INC.

By Steve Komar,
President,
WidePoint Global Solutions Inc.